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Strategic Marketing Partner Agreement

Agreement made this the 10th day of June 2010 by and between **Smart-Tek Automated Services, Inc.**, located at 11838 Bernardo Plaza Court, Suite 240, San Diego, CA 92128 herein after collectively referred to as "Company" and American Human Resources LLC, located at 20283 State Road 7, 300, Boca Raton, FL 33498 herein after known as "Strategic Marketing Partner"

WHEREAS, Company provides PEO Services to companies,

WHEREAS, Strategic Marketing Partner desires to market and sell Company's PEO and other related insurance products and assist Company in servicing the Customers that Strategic Marketing Partner brings to Company pursuant to the terms and conditions set forth below.

WHEREAS, the parties to this Agreement wish to create and define the scope of an Strategic Marketing Partner relationship between them;

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

1. Strategic Marketing Partner will promote and market the business and services of Company to prospective business customers, Strategic Marketing Partner will assist Company's marketing efforts and the furtherance of its business in general, by performing certain tasks including but not limited to the following:

   a. Strategic Marketing Partner commits to developing qualified leads that fit Company's profile of desirable customers and placing $20 million in annual payroll revenue with Company no later than 1/1/2011. Strategic Marketing Partner agrees to give Company the right of first refusal on all submissions.
   b. Provide assignment of all existing contracts for Customers to Company which shall be a part of this agreement for as long as this agreement shall be in effect.
   c. Strategic Marketing Partner or Strategic Marketing Partner's designee will process the payroll for each client using Company's HR Pyramid Payroll system on behalf of Company. The first license that is required for HR Pyramid will be at the expense of the Company.
   d. Enter payroll information consistent with Company's prescribed format so that Company may produce accurate invoices and reports.
   e. When Strategic Marketing Partner becomes aware of any workers' compensation claim, Strategic Marketing Partner must provide timely information concerning such claims to Company.
   f. collect information from prospects to facilitate Company making a price quotation;
   g. complete and submit all forms and paperwork Company deems necessary to enroll a new customer;

2. Company will provide for and pay all Employee Wages, All Payroll Taxes, State and Federal Unemployment Insurance, Claims, and Workers Compensation Premiums. Company can also provide the following at an additional fee to clients: recruitment, reference checks, initial interviews, Pre-Employment and Random Drug Testing, Felony Criminal Background Investigation if applicable.

KPH

3. Nothing in this Agreement is intended to create an employment relationship or partnership between Company and Strategic Marketing Partner. At all times Strategic Marketing Partner is an independent contractor with respect to Company and its business. Strategic Marketing Partner can recommend the desired WC Carrier for each of its clients it brings to Company, but will have no authority to bind Company to a contractual relationship of any kind nor the power to modify, alter, or waive any provisions of any contract between Company and its Customers. Company will reserve the right to accept or reject any business produced by Strategic Marketing Partner. All costs and expenses incurred by Strategic Marketing Partner in conjunction with the performance under this Agreement shall be solely the financial responsibility of Strategic Marketing Partner.

4. Company will provide brochures and other written materials to Strategic Marketing Partners both to promote the Company and to assist in transacting business with its customers. The parties acknowledge that the Company's type of business is regulated in some jurisdictions. To ensure that Company's promotional or other printed material complies with such laws Strategic Marketing Partner agrees to submit all self-created written promotional material to Company for review and approval before disseminating such material to prospective customers.

5. Both the COMPANY and the Strategic Marketing Partner recognizes that all of their respective contacts, Strategic Marketing Partners, agents, Customers (herein after known as Proprietary Resources) which Company and Strategic Marketing Partner shall introduce to each other are the proprietary property of the respective companies. Both the COMPANY and the Strategic Marketing Partner agrees that it shall not circumvent one another in making separate agreements with, contacting or consulting with any of each other's Resources which may be introduced to each other without mutual consent. Each party agrees that if they are introduced to any of these Proprietary Resources and if said contact occurs or agreements are made between the contacting party and the Proprietary Resources without prior written consent, that the party with the Proprietary Resources will suffer substantial damages which cannot be adequately estimated and would not have an adequate remedy at law and would be irreparably harmed in the event that the provisions of this paragraph were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the party that was circumvented shall be entitled to equitable relief including injunction and specific performance without necessity to post bond or proving any special damages. Seeking equitable relief shall not be the exclusive remedy for such breach, and may concurrently seek any other relief at law. This promise not to circumvent each other and to maintain confidentiality of Proprietary Information shall survive for a period of two (2) years after termination of this Agreement.

6. Company will invoice and collect all payments from Customers directly. Company will calculate the gross profit (as defined in Exhibit A) and will pay Strategic Marketing Partner their share of the profit earned each Monday following the close of the previous week. Company will provide Strategic Marketing Partner with electronic reports/statements of all invoices and billings produced for its clients. If a client does not pay its invoice in its entirety, Company will withhold Strategic Marketing Partner's profit share on that client until paid in full.

7. <u>Termination of this Agreement.</u> The initial term of this agreement is for six (6) months and can be automatically renewed every six (6) months unless COMPANY or Strategic Marketing Partner want to terminate this Agreement. The non-terminating party must receive written notice from the terminating party within sixty days of their intent to cancel this Agreement without cause. If either party terminates the Agreement without cause, COMPANY and Strategic Marketing Partner agree to use

commercially reasonable efforts to execute a Client Transitions Agreement to allow for transition of the Customers to Strategic Marketing Partner. Notice of termination shall be given by Certified Mail, Return Receipt Requested to the receiving party's last known mailing address and shall be effective upon mailing. If COMPANY decides to utilize a workers' compensation carrier with less than an A rating, Strategic Marketing Partner has the right to terminate this agreement.

(a) Cancellation For Cause. Either Party shall have the absolute right to terminate this Agreement for Cause. Either Party shall provide to the other party with 10 days' written notice of Party's intent to cancel this Agreement for cause. Either Party may be terminated for cause, if such Party participates in unfair competition, unethical behavior, theft, embezzlement, fraud, violates any state insurance code, issues fraudulent certificates of insurance, violates the terms of the confidentiality or non-compete provisions of this Agreement, or performs any act that is determined under California law to be detrimental to the other Party's program.

8. This Agreement constitutes the entire understanding of the parties. No modification to this Agreement will be valid unless in writing, executed by the parties hereto. Neither party may assign the rights and obligations to perform the duties that are set forth in this Agreement. This Agreement will be construed under the laws of the State of California. Any disputes shall be adjudicated in the jurisdiction of Company's domiciled county.

IN WITNESS WHEREOF, the parties execute this Agreement the day and the date first written above

COMPANY: SMART-TEK AUTOMATED SERVICES, INC.	**Strategic Marketing Partner:** AMERICAN HUMAN RESOURCES LLC
BRIAN BONAR	
Signature	Signature
Brian Bonar – Chairman & CEO	Ken Heidager – Managing Member
6/10/10	6-10-10
Date	Date

Schedule A

Fee Schedule for: AMERICAN HUMAN RESOURCES LLC

Employment Assessments (as a percentage of gross wages)..............................

- Employer Social Security Taxes (FICA) = 7.65%
- Employer State Unemployment Insurance (SUI) = Smart-Tek's SUI Cost for each State.
  1. Company may, at its own discretion, decide to charge client the SUI rate without any consideration for wage limits.
- Employer Federal Unemployment Taxes (FUTA) = 0.80%
- Workers' Compensation Fees = 70% of GIC/Ullico/Arch Manual Rate.
  1. On occasion, due to client's industry, loss history or state they operate in, COMPANY may have to price these unique deals separately and a mutually agreeable fee structure applied.
  2. Deductible Workers Compensation Per Occurrence ....$1,000 Minimum deductible of $1,000 per claim to Strategic Marketing Partner on all client contacts unless approved by Smart-Tek. Smart-Tek has the right to apply a higher deductible to **client** if needed due to the risk. Deductible must be pre-funded at the time of contract signing.
- Administrative Services Fee* =
  1. On payrolls that have a total estimated annual payroll value of less than $2 million, Smart-Tek will charge Strategic Marketing Partner 1.00% of gross payroll.
  2. On payrolls that have a total estimated annual payroll value between $2 million - $5 Million, Smart-Tek will charge Strategic Marketing Partner 0.75% of gross payroll.
  3. On payrolls that have a total estimated annual payroll value of over $5 Million, Smart-Tek will charge Strategic Marketing Partner 0.50% of gross payroll.

*As payroll figures may vary from month to month, Company will review the above administration fee levels and make any adjustments (if necessary) on a quarterly basis if the payroll volume is less or greater than what was originally anticipated. A full reconciliation will be done annually.

Medical Benefits Plans – Strategic Marketing Partner will assist in all marketing efforts to communicate Company's benefit plans. Company will split half of the commission it receives from the sale of these products. If a client is requesting a benefit offering that Company does not currently offer, Strategic Marketing Partner may sell its own benefit plans and will split the commission with Company accordingly.

Additional Fees:
Set Up Fee: Any set-up fees collected will be split 50%/50%. There will be aminimum set-up fee of $500 on all clients. Strategic Marketing Partner may waive their portion of the set-up fee but must get Company approval to waive Company's portion of set-up fee.
401(k) Fee: Enrollment processing (one time fee per participant)......................TBD
If Strategic Marketing Partner collects funds that belong to Company per agreement, Strategic Marketing Partner must remit those funds to Company immediately.

KSH